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                                                                    Exhibit 10.1

                          PROPERTY MANAGEMENT AGREEMENT
                                       FOR
                        PRESTON AT WILLOW BEND APARTMENTS
                                  PLANO, TEXAS

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                                TABLE OF CONTENTS

                  PAGE
ARTICLE 1. RETENTION OF MANAGER; GENERAL DEFINITIONS                                     3
        1.1  Retention of Manager.                                                       3
        1.2  General Definitions.                                                        3

ARTICLE 2. MANAGER'S RESPONSIBILITIES                                                    6
        2.1  General Responsibilities.                                                   6
        2.2  Manager's Personnel; Independent Contractor                                 6
        2.3  Executive Personnel; Property Manager.                                      7
        2.4  Schedule of Employees.                                                      7
        2.5  Compliance with Laws, Licenses, Mortgages, Etc.                             8
        2.6  Security.                                                                   9
        2.7  Energy Management.                                                         10
        2.8  Annual Business Plan.                                                      10
        2.9  Service Contracts.                                                         11
        2.10   Collection of Rents and Other Income.                                    12
        2.11   Competitive Bidding.                                                     12
        2.12   Repairs.                                                                 12
        2.13   Leases                                                                   14
        2.14   Notices to Owner.                                                        16
        2.15   Property Tax Appeals.                                                    17
        2.16   No Other Fees.                                                           17
        2.17   REIT Status.                                                             17

ARTICLE 3. INSURANCE AND CLAIMS                                                         17
        3.1  Owner's Insurance and Rights.                                              17
        3.2  Manager's Insurance.                                                       18
        3.3  Indemnification.                                                           19
        3.4  Contractors' and Subcontractors' Insurance.                                20
        3.5  Waiver of Subrogation.                                                     21
        3.6  Service Contracts.                                                         21
        3.7  Claims.                                                                    21

ARTICLE 4. FINANCIAL REPORTING AND RECORD KEEPING                                       21
        4.1  Financial Controls.                                                        21
        4.2  Financial Reports: General Requirements.                                   21
        4.3  Periodic Statements                                                        22
        4.4  Supporting Documentation.                                                  23
        4.5  Annual Financial Reports.                                                  24
        4.6  Transfer of Funds.                                                         24
        4.7  Owner's Property.                                                          24
        4.8  Books and Records.                                                         25

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
ARTICLE 5. OWNER'S RIGHT TO AUDIT                                                       25
        5.1  Right to Audit.                                                            25

ARTICLE 6. BANK ACCOUNTS                                                                26
        6.1  Operating Account.                                                         26
        6.2  Security Deposit Account.                                                  26
        6.3  Change of Banks.                                                           26
        6.4  Access to Account.                                                         26

ARTICLE 7. PAYMENT OF EXPENSES                                                          27
        7.1  Costs Eligible for Payment from Operating Account.                         27
        7.2  Non-Reimbursable Costs.                                                    28

ARTICLE 8. INSUFFICIENT GROSS INCOME                                                    29
        8.1  Priorities.                                                                29
        8.2  Statement of Unpaid Items.                                                 30
        8.3  Segregation of Accounts.                                                   30
        8.4  Cash Flow Forecasting.                                                     30
        8.5  Manager Not Obligated to Fund.                                             30

ARTICLE 9. SALE OR FINANCING OF PROPERTY                                                30
        9.1  Cooperation with Broker.                                                   30
        9.2  No Sales/Brokerage Commissions.                                            31

ARTICLE 10. COOPERATION                                                                 31
        10.1   Cooperation.                                                             31

ARTICLE 11. COMPENSATION                                                                31
        11.1   Compensation.                                                            31

ARTICLE 12. TERMINATION                                                                 32
        12.1   Termination.                                                             32
        12.2   Termination Without Notice.                                              33
        12.3   Final Accounting.                                                        33
        12.4   Obligation to Vacate: Orderly Transition.                                34

ARTICLE 13. SUBSIDIARIES AND AFFILIATES                                                 34
        13.1   Subsidiaries and Affiliates.                                             34

ARTICLE 14. NOTICES                                                                     34
        14.1   Notices.                                                                 34

ARTICLE 15. CERTAIN REPRESENTATIONS AND COVENANTS                                       35
        15.1   Manager Representations.                                                 35

ARTICLE 16. MISCELLANEOUS                                                               35
        16.1   Word Meanings.                                                           35
        16.2   Assignment.                                                              35

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
        16.3   Binding Provisions.                                                      35
        16.4   Nondiscrimination.                                                       35
        16.5   Applicable Law.                                                          36
        16.6   Severability of Provisions.                                              36
        16.7   Section Titles.                                                          36
        16.8   Further Assurances.                                                      36
        16.9   Entire Agreement.                                                        36
        16.10  Waiver.                                                                  37
        16.11  Agreement in Counterparts.                                               37
        16.12  Attorneys' Fees.                                                         37
        16.13  Time Periods.                                                            37
        16.14  Modification of Agreement.                                               37
        16.15  Time of the Essence.                                                     37
        16.16  Construction of Agreement.                                               37
        16.17  Consent and Approvals.                                                   37
        16.18  Use of Owner's Name Prohibited.                                          38
        16.19  Exculpation.                                                             38
        16.20  Confidentiality.                                                         38
        16.21  No Joint Venture.                                                        38

Exhibits

        A      Reporting Package
        B      Executive Personnel and Property Manager
        C      Reimbursable Employee Expense Schedule
        D      Annual Business Plan
        E      List of Service Contracts
        H      Periodic Statements
        I      Capitalization Policy
        J      Chart of Accounts

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                          PROPERTY MANAGEMENT AGREEMENT

         This Property Management Agreement is made and entered into as of this _______ day of September, 2005, by and between BC Broadstone Preston, LP, a Delaware limited partnership ("OWNER") and Alliance Residential, LLC, an Arizona limited liability company ("MANAGER").

                                   BACKGROUND

         A.       Owner owns the Property (defined herein).

         B. Manager is skilled and experienced in the management, operation, leasing and supervision in properties similar to the Property in the geographic area where the Property is located.

         C. Owner desires to engage Manager as an independent contractor on the terms and conditions set forth below and Manager desires to accept such engagement.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Manager agree as follows:

           THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

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                               PART I - BASIC DATA

         The following defined terms shall have the meaning set forth below:

         "COMMENCEMENT DATE" - September ____, 2005.

         "EXCESS MANAGEMENT FEE PERCENTAGE" - 0.5%

         "MANAGEMENT FEE PERCENTAGE" - 3.0%

         "MANAGER'S NOTICE ADDRESS" -

                  Alliance Residential, LLC
                  4808 North 22nd Street, Suite 200
                  Phoenix, Arizona 85016
                  Attention: V. Jay Hiemenz

                  With copies to:

                  Locke Liddell & Sapp LLP
                  2200 Ross Avenue, Suite 2200
                  Dallas, Texas 75201
                  Attention: Toni Weinstein, Esq.

         "OWNER'S NOTICE ADDRESS"

                  BC Broadstone Preston, LP
                  c/o Alliance Residential Company
                  4808 North 22nd Street, Suite 200
                  Phoenix, Arizona 85016
                  Attention: V. Jay Hiemenz

                  with copies to:

                  ALLTX, LLC
                  c/o Boston Capital Corporation
                  One Boston Place - Suite 2100
                  Boston, Massachusetts 02108
                  Attn: Mark W. Dunne

                  and

                  Goodwin Procter LLP
                  Exchange Place
                  Boston, Massachusetts 02109-2881

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                  Attn: Andrew C. Sucoff, Esq.

         "PROPERTY" - that certain property consisting of the multi-family apartment complex known as Preston at Willow Bend Apartments (to be renamed "Broadstone Preston at Willow Bend Apartments" within a reasonable period of time following the Property Closing Date) located in the City of Plano, County of Collin, State of Texas, together with all personal property of Owner attached thereto, located thereon or used in connection therewith.

           THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

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                            PART II - STANDARD TERMS

              ARTICLE 1. RETENTION OF MANAGER; GENERAL DEFINITIONS

         1.1 RETENTION OF MANAGER. Owner hereby retains Manager to perform the services described below in accordance with the terms and conditions of this Agreement, utilizing trained, experienced personnel and employing professional real estate management practices and techniques. Manager accepts the appointment of Manager and covenants to use its best skill and prudent business judgment in furthering the interests of Owner, and to act in a fiduciary manner for the benefit of Owner with respect to the collection of rents and the accounting for the Property. Manager's duties and responsibilities will commence on the Commencement Date and shall continue until the expiration or earlier termination of this Agreement in accordance with ARTICLE 12.

         1.2 GENERAL DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

         "AFFILIATE OF MANAGER" shall mean any person or entity which (i) is a director, officer, partner, member or trustee of Manager, or in which Manager or any Manager Owner is a director, officer, partner, member or trustee, (ii) has any direct or indirect legal or beneficial interest in Manager, or in which Manager or any Manager Owner has any direct or indirect legal or beneficial interest, or (iii) directly or indirectly controls, is controlled by or is under common control with Manager.

         "AGREEMENT" shall mean this Property Management Agreement, which consists of Part I and Part II and such other Parts as may be attached hereto and executed by Owner and Manager, including all Schedules and Exhibits hereto, all as amended from time to time in accordance with the terms hereof.

         "ALTERATIONS" shall have the meaning set forth in SECTION 2.12.

         "ANNUAL BUSINESS PLAN" shall mean the annual business plan to be prepared by Manager and approved by Owner in accordance with SECTION 2.8.

         "APPROVED ANNUAL BUSINESS PLAN" shall mean, at any time, the Annual Business Plan as then approved by Owner in accordance with SECTION 2.8.

         "BOOKS AND RECORDS" shall have the meaning set forth in SECTION 4.8.

         "BUSINESS DAY" shall mean every day that is not a Saturday, Sunday or day on which banks in Massachusetts or the state in which the Property is located are required by law or executive action to be closed for the transaction of normal banking business.

         "CHART OF ACCOUNTS" shall mean the form of chart of accounts approved by Owner, a copy of which is included in the Reporting Package, as the same may be modified or replaced as required by Owner from time to time.

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         "CONSTRUCTION MANAGEMENT FEE" shall have the meaning set forth in
SECTION 2.12.

         "DAMAGES" shall mean all claims, actions, suits, proceedings, judgments, damages, fines, penalties, losses and expenses, including reasonable attorneys' fees, consultants' and expert witness fees and court costs, including any such costs incurred in any bankruptcy or other legal or administrative proceeding.

         "ENVIRONMENTAL LAWS" herein shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., Clean Air Act, 42 U.S.C. Section 7401 et seq., Clean Water Act, 33 U.S.C. Section 1251, et seq., Safe Drinking Water Act, 14 U.S.C. Section 300f, et seq., Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C, Section 136 et seq., Atomic Energy Act of 1954, 42 U.S.C. Section 2014 et seq., and any similar federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time.

         "ENVIRONMENTAL LIABILITIES" herein shall mean conditions that involve the presence (whether actual or alleged) of any Hazardous Materials, conditions that are subject to any Environmental Laws, and all claims relating thereto.

         "EXECUTIVE PERSONNEL" shall have the meaning set forth in SECTION 2.3.

         "EXCESS MANAGEMENT FEE" shall mean the product of (x) the Excess Management Fee Percentage times (y) all Rents actually collected for each month during the term of this Agreement. Manager shall not be entitled to receive any Excess Management Fee for the period following the date Manager acquires actual knowledge or receives notice of a default by Owner under any first mortgage loan for the Property, and any Excess Management Fee received by Manager for any period following the date Manager acquired knowledge or received notice of such default, shall be held in trust for such first mortgage lender.

         "EXCESS MANAGEMENT FEE PERCENTAGE" shall have the meaning set forth in
Part I.

         "FINAL ACCOUNTING" shall have the meaning set forth in SECTION 12.3.

         "GAAP" shall mean generally accepted accounting principles consistently applied.

         "HAZARDOUS MATERIALS" shall mean any hazardous, toxic or dangerous substance, material, or waste as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, ET SEQ., or any other federal, state or local law, ordinance, or regulation applicable to the Property and establishing standards and/or requirements for liability, storage, uncontrolled loss, seepage, filtration, disposal, removal, use or existence of a hazardous, toxic or dangerous substance, material or waste, including, without limitation, petroleum or petroleum products, asbestos, radon, polychlorinated biphenyls and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes,

                                        4
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living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any federal, state or local law based upon its being, directly or indirectly, hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytoxicity, infectiousness or other harmful or potentially harmful properties or effects, but excluding such substances or materials in amounts customarily used by the tenants of, or in connection with the operation, of residential apartment building.

         "INSURANCE REQUIREMENTS" shall mean all requirements of any insurance policy covering the Property or the use thereof, all requirements of the issuer of any such policy, and all requirements, orders, rules or regulations of the National Board of Fire Underwriters (or similar agencies) applicable to the Property.

         "INVESTOR" shall have the meaning set forth in that certain Limited Partnership Agreement of BC Broadstone Preston, LP of even date herewith.

         "LEGAL REQUIREMENTS" shall mean all federal, state and municipal laws, rules or regulations applicable to the Property or the operation, occupancy, leasing, maintenance and repair thereof.

         "LICENSES" shall mean all permits, licenses, certificates, approvals, consents and other entitlements required for the operation, occupancy, leasing, maintenance and repair of the Property.

         "MANAGER" shall have the meaning set forth in the introductory paragraph.

         "MANAGEMENT FEE" shall mean the product of (x) the Management Fee Percentage times (y) all Rents actually collected for each month during the term of this Agreement.

         "MANAGEMENT FEE PERCENTAGE" shall have the meaning set forth in Part I.

         "MANAGER OWNER" shall mean any person or entity that owns, directly or indirectly, 25% or more of the legal or beneficial ownership interests in Manager.

         "MONTHLY STATEMENT" shall have the meaning set forth in SECTION 4.3.

         "OPERATING ACCOUNT" shall have the meaning set forth in SECTION 6.1.

         "OWNER" shall have the meaning set forth in the introductory paragraph.

         "OWNER RELATED ENTITIES" shall mean Owner, its direct and indirect legal and beneficial owners, and all officers, directors, trustees, employees, advisors and agents of Owner and all of Owner's direct and indirect legal and beneficial owners.

         "PROPERTY" shall have the meaning set forth in Part I.

         "PROPERTY BUDGET" shall have the meaning set forth in SECTION 2.8(b).

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         "PROPERTY MANAGER" shall have the meaning set forth in SECTION 2.3.

         "REIMBURSABLE EMPLOYEE EXPENSE SCHEDULE" shall have the meaning set forth in SECTION 2.4.

         "REIT" shall have the meaning set forth in SECTION 2.17.

         "RENTS" shall have the meaning set forth in SECTION 11.1.

         "REPORTING PACKAGE" shall mean the sample reports prepared by Manager and attached hereto as EXHIBIT A, as modified or supplemented as required by Owner from time to time in accordance with ARTICLE 4.

         "SECURITY COMPANY" shall have the meaning set forth in SECTION 2.6.

         "SECURITY SERVICES" shall have the meaning set forth in SECTION 2.6(b).

         "SERVICE CONTRACTS" shall have the meaning set forth in SECTION 2.9.

                      ARTICLE 2. MANAGER'S RESPONSIBILITIES

         2.1 GENERAL RESPONSIBILITIES. Subject to the provisions of this Agreement, Manager shall manage, operate and maintain the Property in accordance with the Approved Annual Business Plan. Manager shall perform its duties hereunder: (a) in all material respects in accordance with the terms of this Agreement; (b) in compliance with all Legal Requirements; and (c) in accordance with the standards and practices of prudent and qualified managers that manage properties similar to the Property on behalf of institutional owners or investors.

         2.2      MANAGER'S PERSONNEL; INDEPENDENT CONTRACTOR.

                     (a) Manager shall use commercially reasonable efforts to
            have in its employ at all times a sufficient number of employees to enable it to manage, operate, maintain and account for the Property and otherwise perform its obligations hereunder in accordance with the terms of this Agreement and Approved Annual Business Plan.

                     (b) All matters relating to the employment, supervision,
            compensation, promotion and discharge of such employees are the responsibility of Manager (with respect to which Manager shall exercise reasonable care); Manager is in all respects the employer of such employees. Manager shall negotiate with any union lawfully entitled to represent such employees and may execute in its own name, and not as agent for Owner, collective bargaining agreements or labor contracts resulting therefrom. Manager represents that it is and will continue to be an equal opportunity employer and that it shall advertise as such. This Agreement is not one of agency by Manager for Owner, but one with Manager engaged independently in the business of

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            managing properties as an independent contractor. All employment arrangements are therefore solely Manager's responsibility and Owner shall not have any liability with respect thereto. Except as set forth in SECTION 2.4 below, nothing contained herein shall be deemed to permit Manager to charge Owner, or to use the income of the Property to pay, for the services of Manager's employees.

                     (c) Manager shall fully comply with all applicable laws,
            rules, regulations and orders relating to worker's compensation, social security, unemployment insurance, wages, hours, working conditions and other matters pertaining to Manager's personnel. Manager shall indemnify, defend and hold harmless Owner Related Entities from and against all Damages arising out of or relating to Manager's failure to comply with this SECTION 2.2. Manager's indemnification obligations under this SECTION 2.2(c) shall survive the termination or expiration of this Agreement.

                     (d) Manager shall be solely responsible for its personnel
            in the event of the termination of this Agreement.

         2.3 EXECUTIVE PERSONNEL; PROPERTY MANAGER. EXHIBIT B sets forth the name of: (a) the senior executive personnel of Manager who will be responsible for the performance of Manager's duties under this Agreement (the "EXECUTIVE PERSONNEL"); and (b) Manager's on-site Property Manager (the "PROPERTY MANAGER"). Any change in the Property Manager shall be subject to Owner's prior approval, which approval shall not be unreasonably withheld or delayed.

         2.4 SCHEDULE OF EMPLOYEES. Attached hereto as EXHIBIT C is a schedule (the "REIMBURSABLE EMPLOYEE EXPENSE SCHEDULE") that sets forth: (a) a list of job titles for Manager's employees (including the Property Manager) who shall be employed on-site in the direct management and operation of the Property; (b) the respective titles and salary of each such position; (c) whether each such position is full or part-time (and if part-time, the number of hours they work per week); (d) the cost of salary, wages, and bonus that may be charged to the Property for each such position; and (f) whether each such position is bonded or covered under Manager's comprehensive crime insurance policy. The Reimbursable Employee Expense Schedule shall also identify the position of any employees of Manager who are not located at the Property but whose salaries may be charged to the Property pro rata based upon services actually rendered by such employees directly to the Property (in which event the Reimbursable Employee Expense Schedule shall set forth the salaries of such offsite positions and the maximum percentage thereof that may be charged to the Property). In no event shall Manager be entitled to charge to the Property any employee-related expenses: (i) except as specifically set forth on the Reimbursable Employee Expense Schedule, that relate to general or supervising management personnel, accountants or auditors; (ii) for which a separate fee is charged by Manager pursuant to this Agreement or otherwise; or (iii) that are not specifically set forth on the approved Reimbursable Employee Expense Schedule. The expenses chargeable to the Property pursuant to the Reimbursable Employee Expense Schedule may be modified from time to time only as

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part of the Approved Annual Business Plan or as otherwise approved by Owner in writing, with such approval not to be unreasonably withheld or delayed.

         2.5      COMPLIANCE WITH LAWS, LICENSES, MORTGAGES, ETC.

                     (a) Manager will be responsible (at Owner's expense) for
            compliance with the Legal Requirements and Insurance Requirements. Manager, with the prior approval of Owner (and at Owner's expense), will promptly remedy any violation of any such requirements, provided that in the case of emergency, including imminent threat to the health, safety or welfare of tenants or any other person, or if so ordered by a governmental authority, Manager shall promptly remedy such violation, and notify Owner as soon as practical, and in any event no later than the end of the next Business Day. Manager shall notify Owner and recommend any repairs or changes to the Property or operation thereof which will be required under proposed changes in laws, ordinances and regulations. Notwithstanding the foregoing, Manager shall obtain Owner's prior written approval before engaging any legal counsel or commencing or appearing in any legal proceeding on behalf of Owner, other than with respect to legal action that may be necessary or desirable to collect rent and/or evict tenants delinquent in payment of monthly rental or other charges.

                     (b) Manager shall, at Owner's expense, obtain and maintain all Licenses. Manager shall provide Owner with copies of all completed initial or renewal License applications for Owner's prior approval and signature, if necessary, not less than thirty (30) days prior to the date such applications are due. All Licenses shall be obtained in Owner's name.

                     (c) Except as otherwise specifically directed by Owner,
            Manager shall use commercially reasonable efforts (at Owner's expense) to comply with all contracts and agreements relating to the Property, including any ground lease, space lease, covenant, condition and restriction, reciprocal easement agreement, and mortgage, deed of trust or other security instruments affecting the Property, provided that Manager has copies of such agreements.

                     (d) Manager shall, at Manager's individual,
            non-reimbursable expense, maintain its legal existence and good standing and obtain and maintain in effect all licenses and permits necessary or desirable to carry out its duties hereunder.

                     (e) Manager, shall, at Owner's expense, make commercially
            reasonable efforts to ensure that all employees and/or contractors who perform work at or for the Property have all required Licenses and comply with all Legal Requirements.

                     (f) Manager shall not knowingly permit the storage,
            disposal, transportation, abatement, or removal of Hazardous Materials under, at, on, about, to, from or

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            affecting the Property except, in each case, in full compliance with
            Environmental Laws. Manager shall ensure that all Hazardous Materials, if any, used by Manager or permitted by Manager to be used at the Property are only in an amount necessary and customarily used by the tenants, or in connection with the operation, of residential apartment buildings. To the extent actually known to Manager, Manager shall give Owner prompt written notice of (i) any presence of Hazardous Materials at the Property other than as permitted in this SECTION 2.5(f), (ii) any release of Hazardous Materials at the Property, other than as permitted in this SECTION 2.5(f), or (iii) any required or desirable clean-up or other remediation or any other condition respecting the Property and shall cooperate with and assist Owner in cleaning-up, remediating or otherwise resolving the problem. Manager shall comply with all Environmental Laws in managing the Property (and shall recommend to Owner any actions necessary on the part of Owner or Manager to ensure compliance with all Environmental Laws). Manager shall implement any special programs respecting compliance with Environmental Laws or respecting Environmental Liabilities established by Manager in its performance of its obligations under this Agreement and pursuant to reasonable and appropriate protocols established by Manager from time to time, as approved in advance by Owner, or as may be otherwise established by Owner or Owner's expert consultants at Owner's expense in accordance with the Approved
            Annual Business Plan. Owner shall have the right to attend all meetings with regulatory agencies concerning Environmental Liabilities affecting the Property, and Manager shall be responsible for consulting with Owner in making all decisions concerning responses to such regulatory agency activities.

                     (g) The Manager shall, at Owner's expense, if requested by
            Owner and to the extent necessary to protect the Property, implement and maintain an ongoing environmental auditing program reasonably satisfactory to Owner and any lender to Owner pursuant to which it shall conduct periodic investigations regarding the compliance of activities at the Property with applicable environmental laws, and the existence of and potential for contamination. The results of such environmental audit shall be provided to Owner. Without limiting the foregoing, Manager shall use commercially reasonable efforts to maintain and ensure compliance with all operations and maintenance manuals, programs and procedures with respect to all customary environmental issues, including but not limited to, mold, lead paint and asbestos, if any.

                     (h) Manager shall use commercially reasonable efforts to
            develop, document and adhere to an effective system of internal controls. Owner shall assist Manager in assessing the documentation and effectiveness of Owner's internal controls.

         2.6 SECURITY. Manager shall provide a written report to Owner, on a monthly basis, documenting incidents which to the Manager's knowledge have occurred on the Property (including, without limitation, calls to or visits by local police and fire). Notwithstanding any other provision of this Agreement, it is understood and agreed that Manager shall not, and does

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not, provide security services to the Property. Should Owner choose to do so,
Owner may direct that Manager, on Owner's behalf, separately contract with a company (a "SECURITY COMPANY") providing alarm systems, patrol and similar services ("SECURITY SERVICES"). Manager shall have no duty to supervise or control performance of Security Services for any Security Company. However, Manager shall evaluate Security Services on an on-going basis and notify Owner, on a monthly basis, of the effectiveness of Security Services. Manager shall promptly notify Owner of any incidents or conditions of which it has knowledge which reflect on or affect the adequacy of the security provisions for the Property, and shall make recommendations to Owner with respect to security matters. Without limiting the provisions of SECTION 3.3(b), Owner shall indemnify, defend, protect and hold Manager harmless for, from and against any loss, liability, cost, expense, damage claim or cause of action, including, without limitation, attorneys' fees, court costs and other litigation expenses and costs, arising from any personal injury, loss of property or other matter occurring on or about the Property, relating to the acts or omissions of a Security Company, any claimed inadequacy of Security Services (except if such claimed inadequacy is known to Manager and Manager fails to notify Owner of such claimed inadequacy), the failure to provide Security Services or any other matter relating to the security of the Property. The indemnification obligations of Owner in this SECTION 2.6 shall survive the expiration or earlier termination of this Agreement.

         2.7 ENERGY MANAGEMENT. Subject to the Approved Annual Business Plan, Manager shall use commercially reasonable efforts to provide appropriate energy management and shall utilize utility conservation techniques.

         2.8      ANNUAL BUSINESS PLAN.

                     (a) At least sixty (60) days prior to the end of each
            calendar year during the term of this Agreement, Manager shall prepare and submit to Owner for Owner's prior approval an annual business and leasing plan in accordance with the requirements of EXHIBIT D hereto (as such EXHIBIT D may be modified by Owner from time to time) (the "ANNUAL BUSINESS PLAN"). From the date of this Agreement until an Annual Business Plan is first approved by Owner, Manager shall operate under the Marketing Plan attached as Schedule 4.5B to that certain Limited Partnership Agreement of BC Broadstone Preston, LP of even date herewith (the "JOINT VENTURE AGREEMENT"). Owner shall approve or disapprove each Annual Business Plan within sixty (60) days after receipt. In the event that Owner disapproves an Annual Business Plan, Owner and Manager, within ninety (90) days of a notice of such disapproval to Manager, shall jointly prepare an Annual Business Plan, during which time the last Approved Annual Business Plan shall remain in effect. The Annual Business Plan shall be a comprehensive plan for the management, operation, leasing, repair, maintenance and promotion of the Property and for the other matters set forth on EXHIBIT D. It will include a 5 year capital plan. Manager shall consult Owner concerning the proposed Annual Business Plan and shall promptly incorporate therein such changes as Owner may direct. The Annual Business Plan, and all budgets contained therein, shall be in a form substantially consistent with the Reporting Package. Notwithstanding the foregoing, Manager shall use the Chart of Accounts.

                     (b) Manager shall: (i) perform its duties hereunder in
            accordance with the Approved Annual Business Plan; and (ii) use commercially reasonable efforts to ensure that the actual costs of maintaining and operating the Property do not exceed the operating budget (the "PROPERTY BUDGET") which is a part of the Approved Annual Business Plan either in total or in any one accounting category. All actual expenses must be charged to the proper account on a basis consistent with the Property Budget classifications and Reporting Package. No expense may be reclassified except as needed to correct an inadvertent error. Manager will secure Owner's prior approval for any expenditure that will result in a variance of the greater of $5,000 or 5% of the annual budgeted amount in any one accounting line item of the Property Budget except with respect to expenses relating to taxes, insurance or utilities or expenditures required due to emergencies that threaten life or property or could result in civil or criminal liability for Owner or Manager. Manager makes no guaranty, warranty or representation whatsoever in connection with the accuracy of any Property Budget or the other contents of the Annual Business Plan, and Owner acknowledges that they are intended as good faith estimates only. Owner shall have the right to require changes in the Approved Annual Business Plan from time to time; provided, however, that Owner shall provide Manager with at least fifteen (15) days' notice of such changes.

         2.9      SERVICE CONTRACTS.

                     (a) To the extent permitted by the Approved Annual Business
            Plan (so that, among other things, the expense thereof does not exceed the corresponding amount set forth in the Property Budget other than as set forth in Section 2.8(b)), and subject to SECTION 2.11, Manager (without the prior consent of Owner) shall negotiate and enter into bona fide contracts with parties that are not Affiliates of Manager for terms no longer than one (1) year for electricity, gas, fuel, water, telephone, window cleaning, ash or rubbish hauling, vermin extermination, janitorial services, landscape maintenance and such other maintenance services for the Property as Manager shall reasonably determine to be advisable ("SERVICE CONTRACTS"). All Service Contracts: (i) shall be in the name of Manager as agent for Owner, (ii) shall be freely assignable, at Owner's option, to Owner's nominee, and (iii) shall be terminable by Owner, at Owner's election, upon no more than thirty (30) days' notice without penalty or premium. Each Service Contract shall provide that the service provider thereunder must obtain the insurance described in SECTION 3.4 hereof and must provide satisfactory evidence of such insurance to Manager except as approved by Owner. Unless Owner specifically waives such requirement, all Service Contracts shall be subject to bid every three (3) years or more frequently if deemed necessary by Owner. Notwithstanding the foregoing, Manager shall not, without the prior written consent of Owner, enter into any Service Contract unless provided for in the Approved Annual Business Plan.

                     (b) EXHIBIT E lists all Service Contracts in existence as
            of the date of this Agreement and, for each such contract, accurately sets forth the contract date, the name of the service provider, the nature of the service and the length and economic terms of the contract. Manager shall promptly update EXHIBIT E so that it at all times contains an accurate and complete description of Service Contracts affecting the Property.

         2.10 COLLECTION OF RENTS AND OTHER INCOME. Subject to SECTION 2.13(b), Manager will use commercially reasonable efforts to collect all rents and other charges which may become due at any time from any tenant or from others in connection with or for the use of the Property and will use commercially reasonable efforts to ensure tenants' compliance with their respective leases. Manager will commercially reasonable efforts to collect and identify any income from miscellaneous services provided to tenants or the public from parking income, furniture rental, cleaning services, tenant storage and coin-operated machines of all types. All rents and other monies collected will be deposited in the Operating Account. Manager will not write off any income items in excess of $1,000 in the aggregate on an annual basis without Owner's prior approval.

         2.11 COMPETITIVE BIDDING. All contracts for repairs, capital improvements, goods and services will be awarded at no higher than prevailing market rates and, as to amounts exceeding $5,000, will (unless otherwise required or permitted by Owner) be awarded on the basis of competitive bidding conducted in a manner satisfactory to Owner and in accordance with the Approved Annual Business Plan.

         2.12 REPAIRS. Manager shall, at Owner's expense, make all ordinary repairs, extraordinary repairs not exceeding $10,000, decorations and alterations of the Property, subject to the limits of the Approved Annual Business Plan. Manager shall not make expenditures for capital improvements unless the same are specifically set forth in the Approved Annual Business Plan or are otherwise approved by Owner. Manager may not make expenditures for any repair which exceed $5,000 unless approved by Owner or specifically set forth in the Approved Annual Business Plan; provided, however, Manager may make expenditures for repairs without Owner's prior approval if it is necessary to prevent imminent damage to the Property or the health or safety of any person on or about the Property or if Owner or Manager is threatened with immediate criminal or civil liability. Owner must be informed of any such expenditures as quickly as possible, and in any event not later than the end of the next Business Day.

         Manager shall provide regular and systematic inspections of the buildings, building systems, grounds and parking areas in order to comply with any requirements concerning the management or maintenance of the Property imposed upon the Property or Owner by law, ordinance, or regulation of governmental authority and shall promptly notify Owner in writing of any manner in which the Property is not in compliance. An annual report on the condition of the property together with a five (5) year capital plan shall be included in the Annual Business Plan.

         At Owner's request, Manager shall coordinate any improvements, alterations or building rehabilitation work approved by Owner in accordance with the Capital Improvement Budget attached as Schedule 4.3B to the Joint Venture Agreement (the "ALTERATIONS"). Manager shall oversee, manage and be responsible for all independent contractors, suppliers and entities engaged, with the approval of Owner, for any Alterations. All obligations and expenses incurred by Manager pursuant to its authority as the Alterations coordinator shall be for the benefit of and at the expense of Owner and Owner shall assume and pay any and all such expenses and obligations. Owner shall pay a construction management fee (the "CONSTRUCTION MANAGEMENT FEE") to Manager in an amount equal to 7.5% of the cost of the Alternations, which shall be payable as a percentage applied against the cost incurred for the Alterations.

         In regards to the Alterations, and in addition to the obligations set forth in the preceding paragraph, Manager shall:

                     (a) Keep Owner advised generally as to developments
            affecting the Property and the Alterations prior to the commencement of the Alterations, such as local zoning, environmental and other governmental activities, and the progress in obtaining all of the permits, licenses and approvals required for the Alterations.

                     (b) Supervise the design and construction of the
            Alterations. Such supervision will include review of design alternatives, material selections, value engineering and the like. Without limiting the generality of the foregoing, Manager shall perform the following duties:

                         (i) To the extent not completed as of the date hereof, including renovation of the "clubhouse" on the Property, develop with the project architect, if any (the "ARCHITECT") and/or the project engineer, if any (the "PROJECT ENGINEER") schematic designs for the Alterations to the end that the preliminary drawings, specifications and cost estimates approved by Owner will substantially conform to the schematic design and cost concepts developed by Owner.

                         (ii) To the extent not completed as of the date hereof, including renovation of the "clubhouse" on the Property, supervise the Architect and/or Engineer in the development of the working drawings and specifications to the end that these documents reflect in detail the schematic designs and preliminary plans, specifications and cost estimates approved by Owner.

                         (iii) Review the plans and specifications with the Architect, Engineer and contractors so as to (i) minimize areas of possible conflict and overlapping jurisdictions among the separate subcontractors on the job; and (ii) properly assign and coordinate all phases of work for the Alterations.

                         (iv) Review the specifications of the Alterations for adequate provisions for all of the temporary facilities necessary to enable contractors to perform their work and for all of the job site facilities necessary to enable the contractors and Owner to perform their duties in the management, inspection and supervision of construction of the Alterations.

                         (v) Advise Owner whenever construction costs are tending to exceed the estimated costs.

                         (vi) Coordinate the overall administration of the Alterations which shall include furnishing management and technical personnel to attend staff conferences with Owner, the architect, the engineer, the contractor or contractors, other consultants and municipal officials. Manager shall designate a project manager who shall provide sufficient time to coordinate with other members of the on-site and office staff.

                         (vii) Administer all of Owner's contracts with the Architect, Engineer, general contractor and suppliers and materialmen, if any, and direct, together with the general contractor, is any, administration of all the various construction contracts for the Alterations.

                         (viii) Maintain a review function over the Architect
                  and general contractor, if any, with respect to approval and revisions of working drawings, and technical and construction inspections.

                         (ix) Make final inspections of the Alterations with the Architect and general contractor, if any, and prepare or cause to be prepared and issue an exception report and process all exception report items, warranties, guarantees, bonds and other matters required with respect thereto and procure all necessary operating and occupancy certificates and permits for the use of the Alterations.

                         (x) When requested by Owner, provide Owner, its members, managers, consultants and representatives access to any records, contracts, projections, schedules or other information relating to Owner or the Alterations, arrange for tours of the Alterations and keep such persons apprised as to the progress of the Alterations and the performance by Manager of its services hereunder as such persons may reasonably request.

         2.13     LEASES.

                     (a) Manager shall use commercially reasonable efforts to
            cause the Property to be fully leased to desirable tenants in accordance with the Approved Annual Business Plan and, in connection, therewith, shall:

                          (i) consult with Owner with respect to the rental rates and renewal rates of space at the Property in preparation of the Approved Annual Business Plan;

                          (ii) use commercially reasonable efforts to obtain and keep desirable tenants for the Property in accordance with the Approved Annual Business Plan;

                          (iii) ensure the property is staffed during customary
                  business hours by Manager's leasing representatives;

                          (iv) provide the full range of pro-active tenant services customarily provided to tenants of first class buildings similar to the Property, including: (1) regularly scheduled tenant retention events with tenants using designated tenant representatives as deemed necessary; (2) prompt responses to all tenant complaints, inquiries and requests; (3) periodic inspections of the Property; and (4) maintenance of a tenant log that sets forth tenant complaints and concerns and tracks the manner in which such complaints and concerns are resolved;

                          (v)   subject to SECTION 2.13(b) below, use
                  commercially reasonable efforts to duly and punctually observe and perform on Owner's behalf and, subject to the Approved Annual Business Plan, at Owner's expense, all of Owner's obligations under all leases, and to preserve and keep unimpaired the rights of Owner and the obligations of tenants under such leases; and

                          (vi) subject to SECTION 2.13(b) below, promptly enforce the obligations of tenants under leases and the obligations of contractors, suppliers and similar third parties providing services or goods to the Property.

                     (b) Without the consent of Owner, Manager: (i) shall not
            receive or collect any rents for more than one month in advance;
            (ii) shall not waive, excuse, condone, discount, set-off, compromise or in any manner release or discharge any tenant (or any guarantor under any guaranty of any lease) from its obligations under its lease (or such guaranty); (iii) shall not cancel, terminate or consent to the surrender of any lease; (iv) shall not commence any action, suit or proceedings for the collection of rent, for ejectment or for the dispossession of any tenant or exercise any right of recapture provided in any lease; (v) shall not modify or in any way alter the provisions of any lease; (vi) shall not relocate any tenant within the Property; (vii) shall not consent to any modification of the express purposes for which any tenant's premises have been leased; (viii) shall not consent to any subletting of any part of the Property, to any assignment of any lease by any tenant thereunder, or to any assignment or further subletting of any sublease; (ix) shall not permit any person to occupy space at the Property without a lease entered into in accordance with the terms of this Agreement; and (x) shall not retain any legal counsel or collection agency to act on behalf of Owner or Manager in connection with any lease of space at the Property. Notwithstanding the foregoing, if the Property consists of residential apartments, Manager may, without Owner's prior consent, enter into, modify, terminate and enforce residential leases, provided that all such actions shall be consistent with the Approved Annual Business Plan.

                     (c) Unless otherwise approved by Owner, all leases shall
            be: (i) on a standard form of lease approved by Owner; (ii) not be for a term longer than fourteen (14) months, (iii) prepared in accordance with leasing guidelines approved by Owner; and (iv) executed by Manager, as agent for Owner.

                     (d) Notwithstanding anything to the contrary contained in
            this Agreement, Manager shall not be entitled to any leasing commission, fee or other form of compensation, other than the Management Fee and Excess Management Fee, by reason of the leasing services performed by Manager under this Agreement.

                     (e) Manager shall meet with Owner from time to time as may be requested by Owner to advise Owner as to the status of the leasing activities for the Building and to apprise Owner of its marketing program and any alternative leasing. Manager shall assist Owner in connection with all matters and questions pertaining to its activities hereunder.

                     (f) In the performance of its obligations under this
            Agreement, Manager will comply with the provisions of any federal, state or local law prohibiting discrimination in housing on the basis of race, color, creed, handicap or national origin, including Title VI of the Civil Rights Act of 1964 (Public Law 88-352, 78 Stat. 241), all requirements imposed by or pursuant to the Regulations of the Secretary (24 CFR, Subtitle A, Part I) issued pursuant to said Title VI, regulations issued pursuant to Executive Order 1063, and Title VIII of the Civil Rights Act. Manager shall not discriminate against any tenant or applicant for tenancy at the Property on the basis of race, creed, color, religion, sex, martial status, sexual orientation, or national origin.

         2.14 NOTICES TO OWNER. Manager shall promptly notify Owner in writing if Manager becomes aware of any of the following:

                     (a) any default or alleged default by Owner under any
            lease;

                     (b) any litigation or potential litigation affecting the
            Property or Owner, or any litigation affecting Manager such that Manager could not reasonably be expected to fully perform its obligations under this Agreement;

                     (c) any casualty, loss, injury, claim or other event
            relating to the Property that might result in a claim under any applicable insurance policies;

                     (d) any actual or threatened condemnation of the Property
            or any portion thereof;

                     (e) any violation or alleged violation of any Legal
            Requirements or Insurance Requirements;

                     (f) any involuntary lien filed against the Property; and

                     (g) any material increases or decreases in costs, expenses or income not reflected in the Approved Annual Business Plan.

         2.15 PROPERTY TAX APPEALS. At the direction of, and with the approval of, Owner, Manager shall engage a tax appeal professional, the cost of such professional to be at Owner's expense, to annually review the tax assessment for the Property in order to determine whether to appeal such assessment and request an abatement.

         2.16 NO OTHER FEES. Notwithstanding anything to the contrary contained in this Agreement, Manager shall not be entitled to any leasing commission or other form of compensation, other than the Management Fee, the Excess Management Fee and the Construction Management Fee, by reason of the leasing, supervisory or other services performed by Manager under this Agreement.

         2.17 REIT STATUS. Manager acknowledges that Owner has informed Manager that an affiliate of Owner intends to qualify as a "real estate investment trust" within the meaning of Section 856 ET SEQ of the Internal Revenue Code of 1986, as amended (a "REIT"), and that such entity's ability to qualify as a REIT will depend principally upon the nature of Owner's operations. Accordingly, Manager agrees to use commercially reasonable efforts to operate the Property in compliance with written guidance provided from time to time by Owner to Manager to enable Owner's affiliate to qualify as a REIT under Section 856 ET SEQ of the Internal Revenue Code of 1986, as amended. In addition, Manager agrees to provide such information, reports, audits, certificates, and questionnaires as may be reasonably requested by Owner in connection with qualification as a REIT and in connection with any and all filings by the REIT with the Securities and Exchange Commission ("SEC") relating in whole or in part to the Property.

                         ARTICLE 3. INSURANCE AND CLAIMS

         3.1 OWNER'S INSURANCE AND RIGHTS. Manager, as an operating expense of the Property payable from the Operating Account, will obtain and keep in force adequate property and commercial liability insurance covering Owner as primary insured and, with respect to liability insurance, Manager as additional insured, and otherwise in accordance with any loan documents related to any financing to which Owner or the Property is subject. Manager shall provide Owner with copies of policies or certificates of insurance relating to the Property. Such insurance may be blanketed with other insurance carried by Manager or any Affiliate of Manager, in which case a pro rata share of the premiums will be chargeable to the Property as an operating expense. Manager or Manager's insurer will have the exclusive right to conduct the defense of any claim, demand or suit arising out of the ownership, operation or management of the Property (chargeable as an operating expense of the Property to the extent the insurance associated with such claim demand or suit is chargeable to the Property). Nothing herein will be construed as indemnifying Manager or its employees, contractors or agents against any act or omission for which insurance protection is not available or is not required hereunder to be carried by Owner and procured by Manager; neither is the foregoing intended to affect the general requirement of this Agreement that the Property will be managed, operated and maintained in a safe condition and in a proper and careful manner. Owner will furnish whatever information is reasonably requested by Manager for the purpose of placement of insurance coverages and will aid and cooperate in every reasonable way with respect to such insurance and any claim or loss thereunder. Owner will cooperate with Manager and Manager's insurance carrier on loss control inspections, responding to recommendations and other safety issues.

         3.2 Manager's Insurance. Manager will maintain (as an operating expense of the Property with respect to on-site employees only) Workers' Compensation and similar insurance as required by law. Manager shall maintain, at Manager's expense, Commercial General Liability Insurance in favor of Owner, in an amount not less than $2,000,000 in the general aggregate (per project), $1,000,000 products and completed operations aggregate, $1,000,000 each occurrence (combined single limit), $50,000 fire damage, and $5,000 medical expenses, such insurance to cover hostile fire with no points of exclusion. In addition, Manager shall maintain the following insurance at its own expense (not chargeable to the Property):

                     (a) Employer's Liability - $500,000 each accident; $500,000 disease - policy limit; $500,000 disease - each employee.

                     (b) Automobile Liability - As to any vehicle owned,
            non-owned or hired by Manager, $1,000,000 covering losses due to the insurer's liability for bodily injury or property damage.

                     (c) Medical Expenses - $5,000 per person per accident.

                     (d) Uninsured/Underinsured Motorists' Coverage for any
            owned car - $1,000,000.

                     (e) Comprehensive crime (including Employee Dishonesty)
            insurance with limits and terms acceptable to Owner or a fidelity bond acceptable to Owner.

                     (f) Excess Liability Coverage - $1,000,000 combined single limited for bodily injury and property damage each occurrence/$4,000,000 general aggregate.

         The minimum A.M. Best's rating of each insurer shall be A-VII. Manager will furnish Owner with certificates of insurance simultaneously with the execution of this Agreement and whenever coverage is renewed or replaced, evidencing the aforesaid coverages, which will include provisions to the effect that Owner will be given at least 30 days' prior written notice of cancellation or non-renewal of or any material change in any of the aforesaid policies. Owner, and any lender of Owner, if applicable, will be named as an additional insured with respect to all insurance policies required under (b) and (d) above and as loss payee as respects (c) above. All liability policies shall contain endorsements that (i) delete any employee exclusion on personal injury coverage,
(ii) include employees as additional insureds and (iii) contain cross-liability, waiver of subrogation and such other provisions as Owner may reasonably require. Such insurance shall also include broad form contractual liability insurance covering all of Manager's indemnification obligations under this Agreement.

         3.3      INDEMNIFICATION.

                     (a) Manager shall indemnify, hold harmless, protect and
            defend (with counsel approved by Owner) Owner Related Entities from and against all Damages in any manner related to, arising out of or resulting from:

                         (i) any failure of Manager or Manager's agents, servants or employees to perform their obligations under this Agreement;

                         (ii) any acts of Manager or Manager's agents, servants or employees beyond the scope of its authority under this Agreement; or

                         (iii) any gross negligence or willful misconduct of Manager or Manager's agents, servants or employees.

         If the circumstances or events described in clauses (i) through (iii) above are covered by Owner's commercial general liability insurance, then Manager's obligations under this SECTION 3.3 shall apply only to the extent Owner's Damages are not fully paid by Owner's commercial general liability insurance. Notwithstanding any other provisions of this Agreement to the contrary, Manager's obligations under this SECTION 3.3 shall survive the expiration, termination or cancellation of this Agreement.

                     (b) Subject to SECTION 16.19, Owner shall protect, defend, indemnify and hold harmless Manager from and against any and all Damages arising out of the performance by Manager of its obligations and duties hereunder in accordance with the terms hereof with respect to the Property; provided, however, that Owner does not hereby agree, and shall not be obligated, to so indemnify Manager from any Damages arising out of any act or omission of Manager or any of its agents, officers, employees or representatives, which act or omission constitutes gross negligence, willful misconduct, is in breach of this Agreement or is outside the scope of Manager's authority as provided herein or any Damages for which Manager is covered by insurance, or for which Manager would be covered by insurance if it maintained the insurance required by this Agreement. The indemnification by Owner contained in this Section 3.3(b) is in addition to any other indemnification obligations of Owner contained in this Agreement and shall survive the expiration or termination of this Agreement.

         3.4 CONTRACTORS' AND SUBCONTRACTORS' INSURANCE. Manager will require that all parties performing work on or with respect to the Property, including, contractors, subcontractors and service vendors, maintain insurance coverage at such parties' expense, in the following minimum amounts:

                     (a) Workers' Compensation - Statutory amount.

                     (b) Employer's Liability - $500,000 each accident; $500,000 disease-policy limit; $500,000 disease - each employee.

                     (c) Automobile Liability - $1,000,000 covering losses due
            to the insurer's liability for bodily injury or property damage.

                     (d) Medical Expenses - $5,000 per person per accident.

                     (e) Uninsured/Underinsured Motorists' Coverage- $1,000,000.

                     (f) Commercial General Liability: general aggregate -
            $2,000,000; products and comp/op aggregate - $1,000,000; each occurrence - $1,000,000; and fire damage - $50,000.

                     (g) Excess Liability Coverage - $5,000,000 or such greater amount as is needed for the specific job.

                     (h) Transit Coverage - As needed for the specific job.

         The minimum A.M. Best's rating of each insurer shall be A-VII. Manager must obtain Owner's written permission to waive any of the above requirements. Higher amounts may be required by Owner if the work to be performed is deemed by Owner to be hazardous. Manager will obtain and keep on file a certificate of insurance which shows that each such party is so insured. Owner, and any lender of Owner, if applicable, will be named as an additional insured with respect to Contractors' and Subcontractors' Auto Liability, Commercial General Liability and Excess Liability policies. Manager must obtain indemnification and hold harmless provisions in favor of Owner and Manager from any vendor which provides or is expected to provide more than $30,000 of services to the Property in the aggregate on an annual basis.

         3.5 WAIVER OF SUBROGATION. Insofar as, and to the extent that, the following provision may be effective without invalidating or making it impossible to obtain insurance, Manager and Owner agree that with respect to any hazard, liability, casualty or other loss or claim which is covered by insurance then being carried by either Owner or Manager: (a) the party carrying such insurance and suffering such loss releases the other party of and from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto and specifically excepting from such release any deductible required to be paid therewith; and (b) their respective insurance companies shall have no right of subrogation against the other or their respective agents, contractors, employees, licensees or invitees on account thereof.

         3.6 SERVICE CONTRACTS. Manager shall use commercially reasonable efforts to include in all Service Contracts provisions requiring the service provider to indemnify, defend (with counsel approved by Owner), protect and hold harmless Owner Related Entities from all Damages in any manner arising from or related to the acts or omissions of such service provider or its employees, agents or contractors.

         3.7 CLAIMS. Manager shall promptly investigate and make a full and timely report to Owner of any casualty, accident, injury or other similar matter affecting the Property. Manager shall also file such reports in a timely manner to the applicable insurance carriers in accordance with the terms and conditions of the relevant policies. Manager shall cooperate with and assist Owner and the applicable insurance carrier in connection with the investigation and processing of insurance claims affecting the Property.

                ARTICLE 4. FINANCIAL REPORTING AND RECORD KEEPING

         4.1 FINANCIAL CONTROLS. Manager shall use commercially reasonable efforts to ensure such control over accounting and financial transactions as is reasonably required to protect Owner's assets from theft, negligence or fraudulent activity on the part of Manager's employees or other agents. Uninsured losses arising from theft, negligence or fraud of Manager, its employees or agents shall not be an operating expense of the Property.

         4.2 FINANCIAL REPORTS: GENERAL REQUIREMENTS. All financial reports provided by Manager shall be subject to the following requirements:

                     (a) All reports shall be on Yardi and use the chart of
            accounts provided by Owner.

                     (b) All such reports shall comply with the terms of this
            Agreement, the Reporting Package and the Approved Annual Business Plan and shall be in such medium (e.g., computer disks or hard copy) as Owner may reasonably require;

                     (c) Manager will maintain, on Yardi, current data on rent
            rolls and financial and operating information;

                     (d) Monthly financial statements for the Property shall be closed or "cut-off" on the 20th day of each month;

                     (e) Unless Owner otherwise agrees, all reports shall be
            prepared in accordance with GAAP; Manager will ensure that books and records are prepared timely and accurately on an accrual basis in accordance with GAAP and presented in the format(s) required by Owner AS OF THE DATE SUCH REPORTS ARE DUE UNDER THIS AGREEMENT.

                     (f) All such reports shall be certified by Manager's
            property accountant; and

                     (g) Manager will ensure that depreciation and amortization have been recorded in accordance with Owner's capitalization policy attached hereto as EXHIBIT I.

                     (h) In the event of any conflict between the reporting
            requirements set forth in this Agreement and those required by the Reporting Package or the Approved Annual Business Plan, the Reporting Package or Approved Annual Business Plan, as applicable, shall control, except with respect to reports required by SECTION
            4.3. Owner may, upon not less than sixty (60) days' notice to Manager, make changes in or additions to the Reporting Package. Owner retains the right to modify such exhibits at any time immediately upon reasonable notice to the extent required to enable Owner and its affiliates to meet the reporting requirements of all regulatory authorities to which Owner and its affiliates may be subject.

                     (i) Manager will utilize Owner's Chart of Accounts attached hereto as EXHIBIT J.

         4.3      PERIODIC STATEMENTS.

                     (a) Weekly reports - No later than Tuesday of each week,
            Manager shall provide Owner with a weekly leasing report setting forth the information required by EXHIBIT H.

                     (b) Monthly reports - On or before the last business day of each month, for the current month, Manager shall provide Owner with a monthly statement setting forth the information required by EXHIBIT H as well as any additional information that

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            may be required by the Reporting Package or the Approved Annual
            Business Plan (the "MONTHLY STATEMENT").

                     (c) Quarterly Statements - No later than the last business day of each quarter, for the current quarter, Manager will provide to Owner, quarterly financial statements for the previous quarter as required by EXHIBIT H in the format requested by Owner.

                     (d) If requested by Owner, Manager shall submit quarterly
            re-projections of the budget no later than 15 days after the end of the quarter.

            Unless Owner otherwise agrees, Manager will ensure that books and records are prepared timely and accurately on an accrual basis in accordance with GAAP.

         4.4 SUPPORTING DOCUMENTATION. As additional support to the Monthly Statements, Manager will, at Owner's request, provide copies of the following:

                     (a) A current leasing summary and detailed leasing activity report;

                     (b) An occupancy/leasing recap, including occupancy by unit type, actual versus budget occupancy, and economic occupancy;

                     (c) Detailed cash receipts and disbursements journals;

                     (d) General ledgers;

                     (e) Invoices for capital expenditures and nonrecurring
            items;

                     (f) Journal entries;

                     (g) Paid bills;

                     (h) Detailed trial balance (if available);

                     (i) Supporting documentation for payroll, payroll taxes and employee benefits;

                     (j) Supporting schedules for balance sheet accounts;

                     (k) A review and analysis of all recovery income accruals;

                     (l) All bank statements and reconciliations;

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                     (m) An aged accounts receivable listing and detailed
            allowance for doubtful accounts, with an explanation of all significant delinquencies and status of collection efforts and recommendations for write-off or reserves where appropriate;

                     (n) An accounts payable listing;

                     (o) A rent roll;

                     (p) A summary of any comparable projects within a three (3)
            mile radius of the Property for which Manager or any Affiliate of Manager provides leasing or management services or in which Manager or any Affiliate of Manager has a direct or indirect legal, economic or beneficial interest; and

                     (q) An annual inventory of personal property owned or
            leased in connection with the Property.

         4.5 ANNUAL FINANCIAL REPORTS. Manager shall cooperate with Owner's accountants in the preparation of financial statements, state and federal tax returns, and any related management or audit letters or similar reporting or regulatory requirements applicable to Owner and its affiliates, including, without limitation, in connection with qualifying as a REIT and as set forth in EXHIBIT H. Such materials are to be issued no later than December 31st of each calendar year or on such other schedule as Owner may reasonably require. At Owner's request, Manager will engage an independent third party firm to audit the annual records, as well as prepare partnership tax returns at Owner's expense.

         4.6 TRANSFER OF FUNDS. On or before the fifth (5th) day of every month, Manager will remit to Owner all cash balances derived from the rents or otherwise arising from ownership, use or operation of the Property or the provision of services at the Property, after deducting (a) an amount agreed to by Owner for the Property's working capital, and (b) known expenditures that will be paid between that date and the fifteenth (15th) day of the same month, provided that the same are consistent with the approved Property Budget. The amount so remitted will be delivered to Owner, independent of required financial reports, in the most expeditious manner possible as directed by Owner. The schedule for the transfer of funds and the balance permitted to remain in the Operating Account may be changed from time to time by written instructions from Owner. At Owner's option, the final monthly remittance will be net of the Management Fee and Excess Management Fee.

         4.7 OWNER'S PROPERTY. All books, records, computer disks containing Property information, invoices and other documents received and/or maintained by Manager pursuant to this Agreement are and will remain the property of Owner, and shall be made available to Owner at any time with reasonable notice. Manager may retain a copy of such information but it shall be kept confidential.

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

         4.8 BOOKS AND RECORDS. Manager shall maintain separate and accurate books, records, files and accounts for the Property (collectively, the "BOOKS AND RECORDS") in a good and orderly fashion. The Books and Records shall be the exclusive property of Owner, shall be kept at the Property or at Manager's Notice Address (or such other location as Owner may approve) and shall include the following:

                     (a) Tenant files, including executed leases, lease
            abstracts, lease amendments, original insurance certificates, correspondence, and current rent rolls;

                     (b) Maintenance and repair files;

                     (c) Accounting books and records and supporting
            documentation;

                     (d) Construction files, competitive bid records, including site plans, as-built drawings, tenant space plans, construction specifications, and capital improvements schedules and information;

                     (e) Operation files, including HVAC maintenance schedules, warranties, and operation manuals;

                     (f) Service contracts, including cleaning, maintenance,
            landscaping, snow removal, trash removal, etc.;

                     (g) Permits and licenses ( including certificates of
            occupancy for all tenant spaces);

                     (h) Copies of insurance policies or certificates; and

                     (i) Such other information relating to the Property as
            Owner requests from time to time.

                        ARTICLE 5. OWNER'S RIGHT TO AUDIT

         5.1 RIGHT TO AUDIT. Owner will at all times during normal business hours and with 24 hours prior written notice have the right to conduct audits and examinations of, and to make copies of, the Books and Records, no matter where such Books and Records are located. Such right may be exercised through any agent or employee of Owner, or any certified public accountant designated by Owner. Owner will also have the right to perform any and all additional audit tests relating to Manager's activities either at the Property or at any office of the Manager. Should Owner discover either weaknesses in internal control or errors in record keeping, Manager will correct such discrepancies promptly upon Owner's request and will

                                       25
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inform Owner, in writing, of the action taken to correct such audit discrepancies. All audits conducted by Owner will be at the sole expense of Owner.

                            ARTICLE 6. BANK ACCOUNTS

         6.1 OPERATING ACCOUNT. Manager will deposit all rents and other funds collected from the operation of the Property in an interest-bearing account established for the Property (the "OPERATING ACCOUNT") in a financial institution approved by Owner. Manager shall take commercially reasonable efforts to ensure that any such rents and other funds received by Manager on or before 2:00 p.m. on a Business Day shall be deposited on that same day, and any such rents or other funds received after 2:00 p.m. or on a day that is not a Business Day shall be deposited on the next Business Day. Such account shall be in the name of Owner and shall have such withdrawal restrictions as Owner's may require. Owner will be given written notice of the account number and location of the Operating Account. In accordance with ARTICLE 7, Manager will pay out of the Operating Account the operating expenses of the Property and any other payments relating to the Property required by the terms of this Agreement or set forth in the Approved Annual Business Plan. If more than one account is required to operate the Property, each account will have a distinct name.

         6.2 SECURITY DEPOSIT ACCOUNT. If required by Owner or law, tenant security deposits will be deposited by Manager in a separate interest-bearing account established in the name of Owner and at a financial institution approved by Owner. Except to the extent prohibited by law or tenants' leases, all interest earned on this account will be distributed to Owner on a monthly basis as specified by SECTION 4.6. Manager agrees to handle all tenant security deposits in accordance with all applicable laws and regulations and in compliance with the leases of the Property.

         6.3 CHANGE OF BANKS. Owner may direct Manager to change any depository bank or depository arrangement. Except with the prior written approval of Owner, Manager shall not change any depository bank or arrangement or other banking relationship or procedure.

         6.4 ACCESS TO ACCOUNT. Owner will have access to any and all funds in the accounts described in SECTIONS 6.1 and 6.2. Upon notice of termination of this Agreement, Manager's authority to draw against such accounts may be terminated at any time by Owner without notice to Manager. No borrowing authority shall be permitted on any accounts established on behalf of Owner. All funds in such accounts shall be the exclusive property of Owner. Only such personnel specifically designated by Manager and approved by Owner shall have access to such accounts. All of Manager's personnel who have access to such accounts shall be bonded and insured to the benefit of Owner against theft or fraud. No accounts maintained pursuant to this Agreement shall contain funds from any source other than the Property, and no such accounts shall be commingled with the funds of Manager or any other person.

                         ARTICLE 7. PAYMENT OF EXPENSES

         7.1 COSTS ELIGIBLE FOR PAYMENT FROM OPERATING ACCOUNT. Subject to the limitations of ARTICLE 2 (including SECTIONS 2.8(b) AND 2.12), SECTION 7.2 and the Approved Annual Business Plan, and except as otherwise directed by Owner, the following expenses, to the extent incurred in accordance with this Agreement and the Approved Annual Business Plan, shall be paid by Manager directly from the Operating Account:

                     (a) Third-party debt service, payments due under any ground lease, real estate taxes, personal property taxes, betterment assessments and similar governmental charges properly due with respect to the Property;

                     (b) Costs of insurance maintained in accordance with
            SECTION 3.1;

                     (c) Costs to correct any violation of any Legal
            Requirements or Insurance Requirements;

                     (d) Actual costs of making all repairs, decorations and
            alterations and performing all maintenance and preventive maintenance with respect to the Property;

                     (e) Cost of collection of delinquent rentals collected
            through a collection agency in the ordinary course of business without the prior approval of Owner, so long as Manager and/or its affiliates are not the collection agency;

                     (f) Reasonable legal fees and expenses of attorneys
            incurred in the ordinary course of business in collecting delinquent receivables;

                     (g) Cost of capital expenditures;

                     (h) Leasing commissions and consultant fees payable to
            third parties approved by Owner;

                     (i) Amounts due under Service Contracts and cost of
            utilities (other than costs for which any tenant is directly responsible to the utility company);

                     (j) Cost of advertising;

                     (k) Cost of printed forms and supplies required for use at the Property;

                     (l) Cost of printed checks for each account required by
            Owner;

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

                     (m) Cost of salary and wages (including bonus payments,
            incentive compensation or other additional payments unless approved by Owner as set forth in the Approved Annual Business Plan), payroll taxes, insurance, worker's compensation and other benefits, all only as specifically set forth on the approved Reimbursable Employee Expense Schedule, but only to the extent that such costs relate to the period of such employees' employment in connection with the Property;

                     (n) The Management Fee, the Excess Management Fee and the
            Construction Management Fee (to the extent not paid through any capital reserve escrow established by the first mortgage lender of the Property); and

                     (o) Any other expenses included in the Approved Annual
            Business Plan.

         7.2 NON-REIMBURSABLE COSTS. Notwithstanding anything to the contrary in this Agreement, the following expenses or costs incurred by or on behalf of Manager in connection with the Property will, except as included in the Approved Annual Business Plan, be at the sole cost and expense of Manager and will not be reimbursed by Owner from the Operating Account or otherwise, and Manager will indemnify and hold harmless Owner Related Entities from all liability for the same:

                     (a) Cost of salary and wages, payroll taxes, insurance,
            worker's compensation and other benefits of Manager's management, accounting and office personnel not reimbursable under SECTION 7.1(m);

                     (b) General accounting and reporting services which are
            within the scope of Manager's responsibilities to Owner under this Agreement;

                     (c) Cost of forms, papers, ledgers and other supplies,
            equipment, copying and telephone of any kind used in Manager's office at any location other than the Property;

                     (d) Cost of electronic data processing equipment, or any
            pro rata charge therefor, whether or not located at the Property, or for data processing provided by computer service companies;

                     (e)   Political or charitable contributions;

                     (f) Cost of advances made to employees and cost of travel
            by Manager's employees or agents to and from the Property;

                     (g) Costs attributable to gross negligence, willful
            misconduct or fraud on the part of Manager, Manager's associates or Manager's employees or agents, or arising from Manager's breach under this Agreement;

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

                     (h) Cost of comprehensive crime insurance or fidelity bonds purchased by Manager for its own account;

                     (i) Training expenses except for on-site employees;

                     (j) Employment and employment agency fees except for
            on-site employees;

                     (k) Advertising expenses of Manager not directly related to the Property; and

                     (l) Dues of Manager or any of its employees in professional organizations or the cost of any of Manager's employees participating in industry conventions, meetings or other functions unless attendance at such conventions is requested by Owner.

                      ARTICLE 8. INSUFFICIENT GROSS INCOME

         8.1 PRIORITIES. Manager shall promptly notify Owner if at any time the gross income from the Property is or is expected to be insufficient to pay the bills, charges and liabilities which may be incurred with respect to the Property. In such event, unless Owner otherwise notifies Manager in writing, expenses will be paid out of the Operating Account in the following order of priority:

                     (a) FIRST: third-party debt service payments, ground lease payments, real estate taxes, personal property taxes, betterment assessments and any other charges and liabilities which could become a lien against or result in a forfeiture of the Property;

                     (b) SECOND: cost of salary and wages, payroll taxes,
            insurance, worker's compensation and other benefits of Manager's management, accounting and office personnel reimbursable under
            SECTION 7.1(m) as specifically set forth on the approved Reimbursable Employee Expense Schedule;

                     (c) THIRD: insurance premiums due in connection with
            insurance maintained in accordance with SECTION 3.1;

                     (d) FOURTH: bills and charges for utilities;

                     (e) FIFTH: other bills and charges of third parties, and
            any and all claims and demands of third parties and liabilities to third parties relating to the Property or the operation thereof which Owner in its discretion determines to pay from the Operating Account;

                     (f) SIXTH: bills and charges, if any, incurred by Manager
            for Manager's services provided to Owner exclusive of the Management Fee, the Excess Management Fee and any other fees due to Manager hereunder (if any); and

                     (g) SEVENTH: the Management Fee, the Excess Management Fee
            and other fees due Manager hereunder (if any).

         8.2 STATEMENT OF UNPAID ITEMS. Each month, after Manager has paid, to the extent of available gross income, all bills and charges based upon the ordered priorities set forth in SECTION 8.1, Manager will submit to Owner an accounts payable listing that sets forth all remaining unpaid bills and their due dates.

         8.3 SEGREGATION OF ACCOUNTS. If, pursuant to this Agreement, Manager will manage more than one property, Manager will segregate the income and expenses of each property so that, unless Owner directs Manager otherwise in writing, gross income from each property will be applied only to the bills and charges from such property.

         8.4 CASH FLOW FORECASTING. Manager will prepare a detailed cash flow analysis sufficient to provide Owner with a forecast of account deficits. Such forecasts will be updated monthly, or more frequently as dictated by field conditions or as directed by Owner.

         8.5 MANAGER NOT OBLIGATED TO FUND. In no event shall Manager have any obligation to advance any of its own funds in connection with the performance of its obligations hereunder unless expressly so provided herein. Unless Owner otherwise agrees in writing, Owner shall not be responsible for any interest on funds advanced by Manager on Owner's behalf.

                    ARTICLE 9. SALE OR FINANCING OF PROPERTY

         9.1 COOPERATION WITH BROKER. If Owner executes a listing agreement or other brokerage agreement with a broker (other than Manager) or an agreement directly with a principal for the sale or financing of the Property, or any other agreement relating to the transfer of ownership of the Property, Manager will cooperate with such broker or principal to the end that the respective activities of Manager and such broker or principal will be carried on without friction and without interference with tenants and occupants. In connection with any such sale, financing, or other transfer, Manager will:

                     (a) use commercially reasonable efforts to research and
            confirm the accuracy of any representations and warranties regarding the Property that are made by Owner without any representation or warranty relating thereto by Manager. Notwithstanding the foregoing, Manager shall certify that all rent rolls and/or financial statements provided to Owner are accurate and complete in all material respects;

                     (b) execute such consents, assignments, manager estoppels, back up certificates, and other documents as Owner may reasonably request, provided that such documents are in a form reasonably satisfactory to Manager and create no obligation of or liability to Manager;

                     (c) provide such other services as Owner may reasonably
            require; and

                     (d) permit the broker to show the Property (and any
            principal to view same) during reasonable business hours.

         9.2 NO SALES/BROKERAGE COMMISSIONS. Manager hereby acknowledges and agrees that, unless it has been engaged by Owner pursuant to a separate written agreement signed by Owner, Manager has not been engaged hereunder to represent Owner in connection with any current or future sale, financing or other transfer of the Property and has no authority to represent Owner in connection therewith or right to any fee, commission or other form of compensation in connection with sales, financings, or other transfers, provided Manager, as part of its services hereunder, agrees to cooperate with Owner in consummating such activities as set forth in SECTION 9.1.

                             ARTICLE 10. COOPERATION

         10.1 COOPERATION. Should any claims, demands, suits or other legal proceedings be made or instituted by any person against or affecting Owner which arise out of any of the matters relating to this Agreement or otherwise, Manager shall notify Owner immediately upon becoming aware of same and Manager shall give Owner all pertinent information possessed by Manager and reasonable assistance in the defense or other disposition thereof.

                            ARTICLE 11. COMPENSATION

         11.1 COMPENSATION. Owner shall pay Manager, and Manager shall accept as full compensation for Manager's service in managing the Property in accordance with this Agreement, the Management Fee and the Excess Management Fee. Manager will have no right to receive a Management Fee and the Excess Management Fee after the expiration or earlier termination of this Agreement except for fees earned through the termination date based on Rents received by or on behalf of Owner before such expiration or earlier termination. Final payment to Manager shall be due within three (3) Business Days of the date a Final Accounting as set forth in SECTION 12.3 is received by Owner in a form reasonably acceptable to Owner, and Manager's obligations under SECTION 12.4 are satisfied. The Management Fee and Excess Management Fee for any partial month shall be prorated based upon the number of days in such month.

         "RENTS" for the purpose of the Management Fee and the Excess Management Fee computation will consist of all amounts actually received in cash for the benefit of Owner from rental of space in the Property or provision of services to tenants of the Property, including vending machine collections and other forms of miscellaneous income relating to the leasing of the Property, except that Rents shall NOT include:

         (1) Security deposits (unless such deposits have been applied as rental income upon termination of a lease), utility deposits or other refundable sums;

         (2) Funds received from tenants as reimbursement for utility expenses paid by Owner;

         (3) Rents paid in advance (including additional rent payments such as real estate taxes and common area maintenance charges) until the month in which such payments are applied as rental;

         (4)      Any interest or investment income;

         (5) Any proceeds from a financing, refinancing, sale, exchange or condemnation of all or any portion of the Property or any other real or personal property associated therewith;

         (6) The proceeds of any insurance, excluding rental loss or business interruption insurance, and any other amounts paid to Owner on account of fire or other casualty;

         (7)      Capital contributions or loans made to Owner; and

         (8) Any trade discounts and/or rebates received in connection with the operation and maintenance of the Property or purchase of personal property associated therewith.

         Rents shall be adjusted from time to time to reflect any amounts received as income from tenants which are subsequently reimbursed or credited to tenants due to adjustments, and the Management Fee and Excess Management Fee collected on account of such amounts shall be adjusted accordingly. Subject to
SECTION 8.1, Manager will pay the Management Fee and Excess Management Fee monthly from the Operating Account. The Management Fee and the Excess Management Fee for each month will be paid on the tenth (10th) day of such month.

                             ARTICLE 12. TERMINATION

         12.1 TERMINATION. The term of this Agreement will be for a period of one (1) year and will be renewed automatically for successive periods of one
(1) year each, unless written notice of non-renewal is given by Owner to Manager at least thirty (30) days prior to the end of the

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then-existing term, or by Manager to Owner at least sixty (60) days prior to the end of the then-existing term, provided that in the event of a breach by Owner under this Agreement written notice may be given by Manager to Owner at least thirty (30) days prior to the end of the then-existing term. Notwithstanding the foregoing, and in addition to the provisions of SECTION 12.2, Owner may terminate this Agreement: (a) for cause, immediately upon notice at any time, or
(b) without cause, by giving Manager at least thirty (30) days' prior notice in writing, or (c) immediately upon payment by Owner to Manager of a termination fee equal to one (1) month's Management Fee and Excess Management Fee (such monthly fee to be determined by calculating the average monthly Management Fee and Excess Management Fee over the prior 12-month period). Manager may terminate this Agreement at any time with or without cause by giving Owner at least ninety
(90) days' prior notice in writing, and may terminate this Agreement upon sixty
(60) days' prior notice in writing in the event of a breach by Owner under this Agreement; provided that if such breach is a failure to pay money, Manager may terminate this Agreement upon thirty (30) days' prior notice in writing.

         12.2     TERMINATION WITHOUT NOTICE.

                     (a) Without limitation of Owner's rights under SECTION
            12.1, upon the occurrence of any one or more of the following events, at the sole election of Owner and without further notice to Manager, this Agreement will be deemed terminated: (i) dissolution or termination of the legal existence of Manager, whether by merger, consolidation or otherwise; (ii) termination or suspension of Manager's real estate brokerage license, if such license is required as a condition to the performance of Manager's duties hereunder;
            (iii) cessation on Manager's part to do business; (iv) failure of Manager to deal properly with and account for Owner's funds; or (v) the filing of proceedings by or against Manager or any general partner or parent corporation of Manager for bankruptcy, insolvency, reorganization or other relief of debtors, or any assignment for the benefit of the creditors of Manager.

                     (b) Without limiting Owner's rights under SECTION 12.1 or
            SUBSECTION (a) above, at Owner's sole election and with no less than thirty (30) days written notice by Owner to Manager, this Agreement shall terminate upon the occurrence of the following events with respect to the Property: (i) the sale or conveyance of the Property, whether by foreclosure, sale by deed-in-lieu of foreclosure, the assignment of Owner's ownership interest to any purchaser, lender or its designee, or otherwise; (ii) condemnation of the Property or such substantial portion of the Property that Owner determines that the remainder cannot be operated in a commercially reasonable manner; or (iii) the destruction of all of the improvements comprising such Property or such a substantial portion thereof that Owner determines that the remainder thereof cannot continue to be operated in a commercially reasonable manner, and Owner determines in its sole discretion not to rebuild the Property.

         12.3 FINAL ACCOUNTING. Upon termination of this Agreement, Manager will deliver to Owner the following with respect to the Property ("FINAL ACCOUNTING"):

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                     (a) A final accounting, reflecting the balance of income
            and expenses of the Property as of the date of termination or withdrawal, to be delivered within thirty (30) days after such termination;

                     (b) Any balance of any monies of Owner, prepaid rent or
            tenant security deposits, or both, held by Manager with respect to the Property, to be delivered immediately upon such termination; and

                     (c) The Books and Records and all other records, contracts, leases, tenant correspondence, files, receipts for deposits, unpaid bills and other papers, documents or computer disks or information which pertain in any way to the Property, to be delivered immediately upon such termination.

         12.4 OBLIGATION TO VACATE: ORDERLY TRANSITION. Upon termination of this Agreement, Manager promptly will vacate any office space provided by Owner for the location of Manager's personnel. Upon termination of this Agreement, Manager will reasonably cooperate in order to effect an orderly transition of the management functions to a new manager. Manager's obligations under SECTION
12.3 and this SECTION 12.4 will survive termination of this Agreement.

                     ARTICLE 13. SUBSIDIARIES AND AFFILIATES

         13.1 SUBSIDIARIES AND AFFILIATES. Any contract or lease of any kind whatsoever between Manager and any Affiliate of Manager with respect to the Property will be subject to the prior written approval of Owner, which approval may be withheld at Owner's sole discretion.

                               ARTICLE 14. NOTICES

         14.1     NOTICES.

                     (a) All notices given hereunder shall be in writing and
            shall be delivered by hand, by nationally recognized overnight express delivery service (all charges prepaid) for next day delivery or by U.S. registered or certified mail, return receipt requested (all postage prepaid), addressed to Owner or Manager at Owner's Notice Address or Manager's Notice Address, respectively.

                     (b) Any notice or other communication sent or provided
            above shall be deemed given (i) on the date of delivery, if by hand or (ii) on the date mailed, if sent by overnight express delivery service or U.S. registered or certified mail. Such notice shall be deemed received on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused. Each party hereto may designate a new Notice Address by written notice to the other parties in accordance with this SECTION 14.1. The inability to deliver a notice because of a change of address of which proper notice was not given shall be deemed a refusal of such notice.

                ARTICLE 15. CERTAIN REPRESENTATIONS AND COVENANTS

         15.1 MANAGER REPRESENTATIONS. Manager hereby represents and warrants to Owner as follows:

                     (a) Manager has all licenses, permits, authorizations and
            approvals necessary to allow it to enter into this Agreement and perform its duties hereunder; and

                     (b) Neither Manager nor, to the best of Manager's
            knowledge, after reasonable inquiry, any of its employees, has been convicted of robbery, extortion, embezzlement, fraud, grand larceny, burglary, arson, a felony drug offense, murder, rape, kidnapping, perjury, assault with intent to kill, a violation of the Employee Retirement Income Security Act of 1974 or any other felonies.

                            ARTICLE 16. MISCELLANEOUS

         16.1 WORD MEANINGS. Words such as "herein," "hereinafter," "hereof" and "hereunder" when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word "including" shall not be restrictive and shall be interpreted as if followed by the words "without limitation."

         16.2 ASSIGNMENT. Without Owner's prior consent, which Owner may withhold in its absolute discretion, Manager shall not transfer, assign, subcontract or delegate its duties under this Agreement, and any attempted transfer, assignment, subcontract or delegation without such consent shall be of no force or effect. The services of Manager hereunder are personal in nature.

         16.3 BINDING PROVISIONS. Subject to SECTION 16.2, the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

         16.4 NONDISCRIMINATION. Manager will not discriminate against any employee or applicant for employment by Manager on the basis of race, creed, color, age, sex, martial status, sexual orientation, or national origin. Manager will take affirmative action to insure that applicants are employed, and that employees are treated during employment, without regard to their race, creed, color, age, sex, martial status, sexual orientation, or national origin. Such actions shall include, but not be limited to, the following: (i) employment, upgrading, demotion or transfer; (ii) recruitment or recruitment advertising;
(iii) layoff or termination; (iv) rates of pay

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or forms of compensation; and (v) selection for training, including apprenticeship. Manager agrees to post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this SECTION 16.4.

         16.5 APPLICABLE LAW. The interpretation, construction and enforceability of this Agreement shall be governed in all respects by the laws of the state in which the Property is located without regard to any choice of law principles. Any legal proceedings arising out of any of the transactions or obligations contemplated by this Agreement may be brought in the state courts of The Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts. The parties hereto irrevocably and unconditionally:
(a) submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to such jurisdiction; (b) waive any objection which they may now or hereafter have to the venue of any suit, action or proceeding brought in such courts; and (c) waive any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

         16.6 SEVERABILITY OF PROVISIONS. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If any provision in this Agreement is, however, found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

         16.7 SECTION TITLES. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

         16.8 FURTHER ASSURANCES. Manager and Owner shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement.

         16.9 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersede all prior understandings or agreements between the parties. All Exhibits and Schedules are incorporated herein by reference and constitute a part of this Agreement.

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         16.10    WAIVER. The failure by any party hereto to insist upon or to enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of such party's right to insist upon strict compliance with the provisions hereof. No delay in exercising any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof. Each party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement, but only if such waiver is evidenced by a writing signed by such party.

         16.11 AGREEMENT IN COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be considered an original and all shall constitute one and the same Agreement, binding upon all of the parties hereto, notwithstanding that all of the parties may not be signatories to the same counterpart.

         16.12 ATTORNEYS' FEES. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys' fees and expenses, whether at the investigative, pretrial, trial or appellate level, and whether in any arbitration or bankruptcy proceeding. The prevailing party shall be determined based upon an assessment of which party's major arguments or positions prevailed.

         16.13 TIME PERIODS. In the event the time for performance of any obligation hereunder expires on a day other than a Business Day, the time for performance shall be extended to the next day which is a Business Day.

         16.14 MODIFICATION OF AGREEMENT. No modification of this Agreement shall be deemed effective unless in writing and signed by all of the parties hereto.

         16.15    TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         16.16 CONSTRUCTION OF AGREEMENT. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties. No provision of this Agreement shall run to the benefit of or be enforceable by any party other than the parties hereto and their permitted successors or assigns.

         16.17 CONSENT AND APPROVALS. Owner's consents or approvals may be given only in writing and only by representatives of Owner from time to time designated in writing by Owner.

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         16.18    USE OF OWNER'S NAME PROHIBITED. Without Owner's prior
approval, which Owner may withhold in its absolute discretion, Manager will not use the name of Owner or any Owner Related Entity, or any derivation thereof, in any manner whatsoever.

         16.19 EXCULPATION. Manager, and all persons claiming by, through or under Manager, shall look solely to Owner's interest in the Property for the satisfaction of any claim now existing or hereafter arising or accruing against Owner, and in no event shall (a) Owner be liable for any deficiency or (b) any other Owner Related Entity ever have any liability hereunder.

         16.20 CONFIDENTIALITY. Manager and its employees and agents agree to keep all information related to the Property and Owner confidential, except to the extent necessary to carry out Manager's obligations under this Agreement or as may be required by law.

         16.21 NO JOINT VENTURE. Nothing in this Agreement or in the performance of any obligations hereunder shall be deemed to create any partnership, joint venture or similar relationship between Owner and Manager.


                     [Remainder of page intentionally blank]

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                       PART III - MANAGER AS LEASING AGENT

         Owner and Manager further agree as follows, with the terms of this PART III being deemed to supersede any inconsistent terms contained in PART II:

         1. Owner hereby retains Manager as Owner's exclusive leasing agent in connection with the Property. Manager represents and warrants to Owner that Manager has all licenses and similar qualifications necessary to the performance of its leasing services hereunder.

         2. Manager will promptly provide Owner, upon a change in personnel following the date of this Agreement, the names of the individuals who shall have primary responsibility for Manager's leasing services hereunder, which, when provided, shall be set forth on the schedule hereto entitled "LEASING AGENT" (the "LEASING AGENTS").

         3. In addition to its duties under PART II of this Agreement, Manager shall use its reasonable commercial efforts to lease space at the Property in accordance with the Approved Annual Business Plan. Manager shall perform its leasing responsibilities hereunder in accordance with the standards and practices of prudent and qualified leasing agents that act as leasing agents for properties similar to the Property on behalf of institutional owners or investors. Without limiting the generality of the foregoing, Manager's responsibilities as leasing agent shall include the following: (a) subject to the provisions of the Approved Annual Business Plan or as otherwise approved by Owner, Manager shall, at Owner's expense, conduct such advertising, marketing and promotion of the Property as is necessary for the successful leasing of the Property as provided for in the Approved Annual Business Plan; (b) Manager shall participate, at the direction of Owner, in lease negotiations; and (c) Manager shall investigate the creditworthiness and desirability of all proposed tenants and shall prepare a lease and tenant credit analysis for each proposed lease.

         4. Manager shall always give priority to the leasing of space at the Property that is at least equal to the priority given by Manager to any property managed by Manager in the market that the Property is located. Manager shall under no circumstances induce tenants of the Property to move to space at any property managed by Manager.

         5. Notwithstanding anything to the contrary in this Agreement, unless otherwise approved by Owner, all leases of space at the Property shall be on a standard form of lease approved by Owner.

         6. Other than the Management Fee and Excess Management Fee, Manager shall not receive any compensation for its leasing services.

         7. If Owner is contacted directly by any prospective tenant of the Property, Owner shall refer such tenant to Manager.

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         Executed as an instrument under seal as of the day and year first written above.


                         OWNER:

                         BC BROADSTONE PRESTON, LP, a
                         Delaware limited partnership

                              By:   Alliance G.P. IV, Inc., a Texas corporation,
                              its
                                    Managing General Partner


                                    By:
                                        -------------------------------
                                        Name:
                                        Title:


                         MANAGER:

                         Alliance Residential, LLC, an
                         Arizona limited liability company


                         By:
                               -----------------------------------------
                               Name:
                               Title:

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